Jillian Ivey Sidoti, Esq.

41447 Avenida de la Reina Temecula, CA 92592 [323] 799-1342

wwvv.iilliansidoti.com  CA Bar #244269

March 12, 2008

Board of Directors

Cold Gin Corporation

1300 E. Lafayette Suite 905 Detroit, MI 48207

Re: Cold Gin Corporation

Registration Statement on Form S-1

Gentlemen:

I have been retained by Cold Gin Corporation (the "Company") in connection with the Registration Statement (the "Registration Statement") on Form S-1, to be filed by the Company with the Securities and Exchange Commission relating to the offering of securities of the Company. You have requested that I render my opinion as to whether or not the securities proposed to be issued on terms set forth in the Registration Statement will be validly issued, fully paid, and non-assessable.

In connection with the request, I have examined the following:

1. Articles of Incorporation of the Company;

2.

Bylaws of the Company;

3.

The Registration Statement; and

4. Unanimous consent resolutions of the Company's Board of Directors.

I have examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

Based on the above examination, I am of the opinion that the securities of the Company to be issued pursuant to the Registration Statement are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, and fully paid, and non-assessable under the corporate laws of the State of Delaware.

I consent to my name being used in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

s/s  Jillian Sidoti